EXHIBIT 10.9

FIRST AMENDMENT
TO THE
AMENDED AND RESTATED
GLOBAL STOCK AND INCENTIVE COMPENSATION PLAN
OF HEWITT ASSOCIATES, INC.

This First Amendment to the Amended and Restated Global Stock and Incentive Compensation Plan of Hewitt Associates, Inc. (the “Plan”), is adopted by Aon Corporation, a Delaware corporation (the “Company”), to be effective as set forth below.

RECITALS

WHEREAS, the Company was reorganized (the “Reorganization”) effective April 2, 2012 pursuant to an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) approved by the Company’s stockholders on March 16, 2012 and, as a result of the Reorganization, the Company became a subsidiary of Aon plc, a public limited company incorporated under English law (the “Parent”) and each share of common stock of Aon Corporation was converted into one Class A Ordinary Share, par value $0.01, of the Parent (“Ordinary Share”);

WHEREAS, the Merger Agreement provides that, as of the effective date of the Reorganization, the Company shall assign to the Parent and the Parent shall assume and adopt all of the Company’s rights and obligations under certain equity compensation plans and the underlying award agreements outstanding thereunder;

WHEREAS, the Merger Agreement further provides that such equity compensation plans and the underlying award agreements outstanding thereunder shall be amended to provide for the substitution of Ordinary Shares for common stock of Aon Corporation in all future grants and outstanding awards and for any other conforming or clarifying changes as may be necessary to reflect the Reorganization;

WHEREAS, the Company and the Parent entered into a Deed of Assumption on April 2, 2012 to effectuate the assignment by Company to the Parent and the Parent’s assumption and adoption of all of the Company’s rights and obligations under such equity compensation plans and award agreements;

WHEREAS, the Plan constitutes such an equity compensation plan and the award agreements outstanding thereunder constitute such award agreements; and

WHEREAS, the Board of Directors of the Company has determined it is advisable and in the best interests of the Company and its stockholders to amend the Plan to reflect the Reorganization and as consistent with the provisions of the Merger Agreement;

NOW, THEREFORE, the Plan and the outstanding awards issued thereunder are hereby amended, effective as of April 2, 2012, by the Company’s authorized officers, as follows:

1.              Section 2.8 of the Plan is amended by the addition of the following sentence at the end thereof:

The transactions occurring on April 2, 2012 pursuant to the Agreement and Plan of Merger and Reorganization approved by the stockholders of Aon Corporation on March 16, 2012 shall not constitute a Change in Control.

2.              Section 2.11 of the Plan is amended to replace the reference to “Hewitt Associates, a Delaware corporation” with “Aon plc, a public limited company incorporated under English law”.

3.              All references in the Plan to the Company shall be to Aon plc, unless the context otherwise requires, and all provisions of the Plan shall be consistently interpreted and applied.

4.              Section 2.14 of the Plan is amended to replace the reference to “Class A common stock” with “Class A Ordinary Shares”.

5.              All outstanding awards issued under the Plan are amended so as to be consistent with the above changes to the Plan.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on its behalf by its duly authorized officers, this 2nd day of April, 2012.

Aon Corporation

By:	/s/ Christa Davies
Christa Davies
Executive Vice President and
Chief Financial Officer

By:	/s/ Gregory J. Besio
Gregory J. Besio
Executive Vice President and
Chief Human Resources Officer